Exhibit 1

SI SECURITIES, LLC

222 Broadway St. Suite 19

New York, NY 10038

THIS AGREEMENT is entered into as of Jul 1th, 2016 (the "Effective Date") by and among Knightscope, Inc. (the "Company") and SI Securities, LLC ("SI Securities") regarding its proposed offering of equity, convertible debt, or any other type of financing (the "Securities") pursuant to Regulation A under Section 3(b) of the Act (the "Offering") on the terms and subject to the conditions contained herein (the "Agreement").

Company agrees to solicit non-binding indications of interest under Rule 255 for its proposed Offering using the online platform provided by SeedInvest Technology, LLC at the domain name www.seedinvest.com (the "Online Platform") upon the approval of SI Securities ("Testing the Waters"), at which point SI Securities and/or SeedInvest Technology may send communications to registered users on the Online Platform. Company will not be charged any commissions or incur any expenses for Testing the Waters and will incur no fees unless Company decides to proceed with an offering under Regulation A.

If after Testing the Waters, Company proceeds with an Offering, then Company agrees to retain SI Securities as its exclusive placement agent in connection with said Offering in accordance with the terms set forth in Exhibit A attached herein. Company shall similarly be bound by the terms of Exhibit A if it chooses to forgo Testing the Waters and proceed directly with the Offering. The Company will not be required to retain SI Securities and will not be bound to any fees if it decides to proceed with a capital raise under Regulation D solely from institutional and accredited investors, instead of through Regulation A.

This Agreement may be terminated by either party upon written notice at any time (the "Termination Date"). The initial term of this Agreement shall be forty-five (45) days from the Effective Date of this Agreement (the "Initial Term"). The Initial Term shall automatically renew for successive fifteen (15) day periods and automatically terminate two hundred seventy (270) days from the Effective Date, unless notice of termination is delivered prior to then.

For a period of twelve (12) months following the Termination Date, Company agrees that it shall provide SI Securities at least 30 days prior written notice of any proposed future offering of Securities made pursuant to Regulation A (the "Future Offering"), and therein shall provide SI Securities the opportunity to serve as Company’s exclusive placement agent in connection with such Future Offering in accordance with the terms set forth in Exhibit A attached herein. The Company will not be required to retain SI Securities and will not be bound to any fees if, within twelve (12) months of the Termination Date, if it decides to proceed with a capital raise under Regulation D solely from institutional and accredited investors, instead of through Regulation A.

The Company represents and warrants to SI Securities that:

(i)  Company is registered, in good standing in each jurisdiction it conducts business, has obtained all approvals / licenses required to conduct business, including payment of all taxes.

(ii)  Company shall cooperate with all reasonable due diligence efforts by SI Securities, including, but not limited to the submission of all Offering related communications to SI Securities for approval prior to publicizing or distributing such messages to ensure regulatory compliance.

(iii) Company agrees to email its complete list of users / customers and direct them to the Online Platform.

(iv)  If after commencing the Testing the Waters campaign the Company chooses to proceed with the Offering, it shall do so under Tier II of Regulation A. Company hereby agrees that it shall promptly notify SI Securities if it chooses to offer securities under any another provision.

(v)  All materials provided by Company or posted to the Online Platform will not contain (a) any misstatement of a material fact or omission of any material fact necessary to make the statements therein not misleading or any (b) exaggerated, unwarranted, promissory or unsubstantiated claims. Company shall promptly notify SI Securities if it discovers any such misstatement or inconsistency, or the omission of a material fact, in such materials, and promptly supplement or amend the materials and correct its statements whenever it is necessary to do so in order to comply with applicable laws, rules and regulations, and to ensure truthfulness, accuracy, and fairness in the presentation of the Offering.

(vi) Company shall supply backup verification for any material fact or claim made, as reasonably requested by SI Securities.

(vii) Company will protect and maintain all confidential information provided by SI Securities or SeedInvest to the Company.

(viii)  Company will not engage any person or entity to perform services similar to those provided by SI Securities (including other online platforms) without the prior written consent of SI Securities. For the avoidance of doubt, Company may seek funding directly from venture capital firms and angel investors.

This Agreement shall be governed by and construed in accordance with the laws of the New York and the federal laws of the United States of America. SI Securities and Company hereby consent and submit to the jurisdiction and forum of the state and federal courts in New York in all questions and controversies arising out of this Agreement.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement. The parties agree that a facsimile signature may substitute for and have the same legal effect as the original signature. This Agreement and its attached exhibits constitute the entire agreement between the parties.

Company: Knightscope, Inc.	SI Securities, LLC

By: /s/ William Santana Li	By: /s/ Ryan Feit

Name: William Santana Li	Name: Ryan Feit, Manager

Jul 25th, 2016 7:51PM EDT	Jul 25th, 2016 7:51PM EDT

EXHIBIT A

SI Securities, LLC – Regulation A Issuer Agreement

THIS EXHIBIT is entered into as of the Effective Date by and among Company and SI Securities regarding its Offering of Securities on the terms and subject to the conditions contained herein (the "Exhibit"). Capitalized terms used herein and not otherwise defined in this Exhibit shall have the meaning set forth above. This Exhibit will only apply if the Company decides to proceed with an Offering under Regulation A and will not apply if it decides to proceed with a capital raise under Regulation D solely from institutional and accredited investors.

The Company hereby retains SI Securities as its exclusive placement agent in connection with the Offering. SI Securities agrees to use its reasonable best efforts to effect the Offering. SI Securities shall identify prospective investors (the "Prospects") and Company shall make the Securities in the Offering available to respective Prospects. Company understands that SI Securities intends to use the Online Platform to facilitate the Offering upon satisfactory completion of SI Securities’ due diligence as determined in its sole discretion.

Company shall pay to SI Securities, in cash, an amount equal to 7.5% of the value of Securities purchased by Prospects in the Offering from the proceeds of the Offering at each applicable closing (a "Closing") and shall issue to SI Securities (or its designee(s)) for nominal consideration), warrants to purchase such number of Securities (or shares issuable upon conversion of the Securities) equaling 5% of the number of Securities issued (or issuable) to Prospects in the Offering (the cash and warrants are collectively referred to herein as the "Compensation"). The Warrants shall (i) have an exercise price equal to the price per share paid by the Prospects, (ii) shall be exercisable until the date that is five (5) years from the effective date of the offering, (iii) contain automatic cashless exercise provisions, (iv) contain customary weighted average anti-dilution price protection provisions, and (v) shall not be callable by the Company.

SI Securities shall receive Compensation based on the Fair-Market Value of all gross proceeds, services, and/or goods received by the Company by Prospects in exchange for Securities issued in the Offering. The Fair-Market-Value shall be equal to the value of Securities received in exchange, less any cash consideration paid. Company shall pay Compensation to SI Securities in the event that, at any time prior to twelve (12) months after the Termination Date, Company sells or enters into an agreement to sell Securities to a Prospect.

The Company represents and warrants to SI Securities that:

(i)  Company’s prior representations remain true and correct.

(ii)  Company shall not, without the prior written consent of SI Securities, accept investments in the Offering by Prospects unless such investment occurs through the Online Platform and the applicable investment funds are routed through the escrow account established by SI Securities.

(iii)  Company will accept any proposed subscriptions by Prospects, and at Closing, promptly issue the applicable Securities to such subscribing investor unless it receives the written consent of SI Securities to reject such respective subscription.

(iv)  Following Closing of the Offering, Company shall provide quarterly updates to SI Securities and each Prospect who purchased Securities in the Offering (within 30 days following the close of each quarter). Such updates shall include at least the following information: (i) quarterly net sales, (ii) quarterly change in cash and cash on hand, (iii) material updates on the business, (iv) fundraising updates (any plans for next round, current round status, etc.), and (v) notable press and news.

(v)  Company shall use reasonable efforts to include a prominent positive reference to raising capital utilizing the Online Platform in all press releases regarding its Closing of the Offering. SI Securities shall have the right to reference the Offering and its role in connection therewith in marketing materials, on its website and in the press.

(vi)  Neither the Company nor any of its officers, directors, employees, agents or beneficial owners of 20% or more of the Company’s outstanding voting equity securities is or has been (a) indicted for or convicted of any felony or any securities or investment related offense of any kind, (b) enjoined, barred, suspended, censured, sanctioned or otherwise restricted with respect to any securities or investment-related business or undertaking, (c) the subject or target of any securities or investment-related investigation by any regulatory authority, (d) subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act of 1933 (the "Securities Act").

(vii)  Company shall, at its own expense, prepare and file a Form 1-A with the U.S. Securities and Exchange Commission and any applicable states and take all other actions necessary to qualify for the exemption provided by Tier II of Regulation A under Section 3(b) of the Act, in connection with the Offering, make all related state "blue-sky" filings and take all actions necessary to perfect such federal and state exemptions, and provide copies of such filings to SI Securities. The Company shall also pay for all applicable filing and other fees necessary to qualify this offering with the Financial Industry Regulatory Authority ("FINRA"). In addition, the company shall pay the fees associated with registering the securities with the Depository Trust and Clearing Corporation, transfer agent services, and fees associated with the custody of the securities.

(viii)  Company has not taken, and will not take any action to cause the Offering to fail to be entitled to rely upon the exemption from registration afforded by Section 3(b) of the Securities Act. Company agrees to comply with applicable provisions of the Act and any requirements thereunder. Company agrees that any representations and warranties made by it to any investor in the Offering shall be deemed also to be made to SI Securities for its benefit.

Company agrees that, except in the case of gross negligence, fraud or willful misconduct by SI Securities and each of its respective affiliates and their respective directors, officers and employees, it will indemnify and hold harmless SI Securities and its respective affiliates and their respective directors, officers, employees for any loss, claim, damage, expense or liability incurred by the other (including reasonable attorneys' fees and expenses in investigating, defending against or appearing as a third-party witness in connection with any action or proceeding) in any claim arising out of a material breach (or alleged breach) by it of any provision of this Exhibit, as a result of any potential violation of any law or regulation, or in any third-party claim arising out of any investment or potential investment in the Offering by a person other than a Prospect.

Company hereby agrees that if it breaches any portion of this Exhibit, (a) SI Securities and any applicable third-party beneficiary (each, a "Damaged Party") would suffer irreparable harm; (b) it would be difficult to determine damages, and money damages alone would be an inadequate remedy for the injuries suffered by the applicable Damaged Party; and (c) if a Damaged Party seeks injunctive relief to enforce this Exhibit, Company will waive and will not (i) assert any defense that the Damaged Party has an adequate remedy at law with respect to the breach, (ii) require that the Damaged Party submit proof of the economic value of any losses, or (iii) require the Damaged to post a bond or any other security. Accordingly, in addition to any other remedies and damages available, Company acknowledges and agrees that each Damaged Party may immediately seek enforcement of this Exhibit by means of specific performance or injunction, without any requirement to post a bond or other security. Nothing contained in this Exhibit shall limit the Damaged Party’s right to any other remedies at law or in equity. In any litigation, arbitration, or other proceeding by which one party either seeks to enforce its rights under this Exhibit (whether in contract, tort, or both) or seeks a declaration of any rights or obligations under this Exhibit, the prevailing party shall be awarded its reasonable attorney fees, and costs and expenses incurred. All rights and remedies herein shall be in addition to all other rights and remedies available at law or in equity, including, without limitation, specific performance against the Company for the enforcement of this Exhibit, and temporary and permanent injunctive relief.

THE LIABILITY OF SI SECURITIES, WHETHER BASED ON AN ACTION OR CLAIM IN CONTRACT, EQUITY, NEGLIGENCE, TORT, OR OTHERWISE FOR ALL EVENTS, ACTS, OR OMISSIONS RELATED TO THIS EXHIBIT SHALL NOT EXCEED THE FEES PAID OR PAYABLE TO SI SECURITIES, UNDER THIS EXHIBIT, EXCEPT IN THE EVENT OF FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT ON THE PART OF SI SECURITIES.

This Exhibit shall be governed by and construed in accordance with the laws of the New York and the federal laws of the United States of America. SI Securities and Company hereby consent and submits to the jurisdiction and forum of the state and federal courts in New York in all questions and controversies arising out of this Exhibit. Aside from otherwise previously mentioned above, in any arbitration, litigation, or other proceeding by which one party either seeks to enforce this Exhibit or seeks a declaration of any rights or obligations under this Exhibit, the non-prevailing party shall pay the prevailing party’s costs and expenses, including but not limited to, reasonable attorneys’ fees. The failure of either party at any time to require performance by the other party of any provision of this Exhibit shall in no way affect that party’s right to enforce such provisions, nor shall the waiver by either party of any breach of any provision of this Exhibit be taken or held to be a waiver of any further breach of the same provision. This Exhibit constitutes the entire Exhibit between the parties.

SI SECURITIES, LLC

AMENDMENT TO ISSUER AGREEMENT

THIS LETTER is entered into as of _______________ (the “Effective Date”) by and among Knightscope, Inc. (the “Company”) and SI Securities, LLC (“SI Securities”, and together with Company, the “Parties”).

WHEREAS, the Parties entered into that certain Issuer Agreement (the “Agreement”) dated July 25, 2016 regarding Company’s proposed Offering of Securities pursuant to Regulation A.

WHEREAS, the Parties wish to hereby amend the aforementioned agreement pursuant to the terms written below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties agree as follows:

AMENDMENT TO ISSUER AGREEMENT

1.1	Section (vii). Section (vii) of the Agreement is hereby amended and restated in its entirety to instead read as follows:

Company will protect and maintain all confidential information provided by SI Securities to the Company. This confidential information shall include, but is not limited to, certain customer lists that SI Securities may share with Company from time to time related to its Offering (the “Customer Lists”). If provided, such Customer Lists may not be used for any purpose other than related to Company’s Offering. However, Company shall in no way “scrape” the names of investors listed on the Online Platform or attempt to contact such investors outside of the Platform without SI Securities’ prior written consent. In the event SI Securities provides its consent regarding the use of Customer Lists, each use of the Customer Lists by Company shall be approved by SI Securities prior to such use. In addition, Company shall not share these Customer Lists with other third parties without SI Securities’ prior written consent, and provided that such third parties similarly agree to be bound by the above.

1.2	Amendments. This Letter may not be amended, modified or supplemented except by a written agreement executed by all parties. No breach of any provision of this Letter can be waived unless in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision of this Letter.

1.3	Governing Law. This Letter shall be governed by and construed in accordance with the laws of the New York and the federal laws of the United States of America. Company, SI Securities, and NCPS each hereby consent and submit to the jurisdiction and forum of the state and federal courts in New York in all questions and controversies arising out of this Letter.

1.4	Entire Agreement. This Letter contains the entire understanding of the Parties to this Letter with respect to the Agreement and supersedes all prior agreements and understandings among the parties with respect to the Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Letter as of the date first above written.

Knightscope, Inc.

By:
William Santana Li
CEO

SI Securities, LLC

By:
Ryan Feit
CEO

SI SECURITIES, LLC

AMENDMENT TO ISSUER AGREEMENT

THIS AMENDMENT LETTER (the “Letter”) is entered into as of _______________ (the “Effective Date”) by and among Knightscope, Inc. (the “Company”) and SI Securities, LLC (“SI Securities”, and together with Company, the “Parties”).

WHEREAS, the Parties entered into that certain Issuer Agreement (the “Agreement”) dated July 25, 2016, as amended on September 19, 2016 regarding Company’s proposed offering of securities under Tier 2 of Regulation A of the Securities Act of 1933, as amended.

WHEREAS, the Parties hereby wish to amend the Agreement pursuant to the terms written below.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the sufficiency of which are hereby acknowledged, the Parties agree as follows:

AMENDMENT TO ISSUER AGREEMENT

1.1	Amendment to Paragraph 5. The fifth paragraph of the Agreement is hereby amended to include the following additional sentence at the end of such paragraph:

For the avoidance of doubt, SI Securities’ right to participate in additional Future Offerings shall terminate should the Company proceed with the Offering pursuant to this Agreement.

1.2	Amendments. This Letter may not be amended, modified or supplemented except by a written agreement executed by all parties. No breach of any provision of this Letter can be waived unless done so in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision of this Letter.

1.3	Governing Law. This Letter shall be governed by and construed in accordance with the laws of the New York and the federal laws of the United States of America. The Parties hereby consent and submit to the jurisdiction and forum of the state and federal courts in New York in all questions and controversies arising out of this Letter.

1.4	Entire Agreement. This Letter contains the entire understanding of the Parties to this Letter with respect to the matters listed herein and supersedes all prior agreements and understandings among the parties with respect to the matters listed herein.

1.5	Counterparts. This Letter may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Letter as of the date first above written.

Knightscope, Inc.

By:
William Santana Li
CEO

SI Securities, LLC

By:
Ryan Feit
CEO

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